Exhibit 99.1

City Office REIT Announces Closing of Office Property in Denver, Colorado

VANCOUVER—June 17, 2015—City Office REIT, Inc. (NYSE: CIO) announced today the closing of the previously announced acquisition of the Superior Pointe property in the Denver, Colorado metropolitan area for a purchase price of $25.8 million. Superior Pointe is a 149,006 square foot Class ‘A’ multi-tenant office property that is 90% occupied in the growing Northwest/Boulder submarket.

The acquisition is anticipated to generate an initial full-year cash net operating income yield of approximately 7.5% based on the purchase price and the planned capital improvements.

About City Office REIT, Inc.

City Office REIT is a real estate company focused on owning high-quality office properties in attractive markets primarily in the Southern and Western United States. Including previously announced acquisitions that have not yet closed, City Office REIT will own 2.7 million square feet of office properties. Additional information about City Office REIT is available on the company’s website at www.cityofficereit.com. The Company intends to elect to be taxed as a real estate investment trust for U.S. federal income tax purposes.

Forward-looking Statements

This press release contains “forward looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. All statements that are not statements of historical facts are, or may be deemed to be, forward looking statements. Forward looking statements reflect our current expectations concerning future results, objectives, plans and goals, and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause future results, performance or achievements to differ. These risks, uncertainties and other factors include factors described in our news releases and filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2014, which has been filed with the Securities and Exchange Commission. Readers of this press release are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements. The Company does not undertake any obligation to publicly update any forward-looking statement, whether written or oral, relating to matters discussed in this press release, except as may be required by applicable securities laws.

Contact

City Office REIT, Inc.

Anthony Maretic, CFO

+1-604-806-3366

investorrelations@cityofficereit.com